EXHIBIT 99.1

Taitron Reports Third Quarter 2004 Results

LOS ANGELES, Nov. 8, 2004 (PRIMEZONE) -- Taitron Components Incorporated (Nasdaq:TAIT) today announced financial results for its third quarter ended September 30, 2004.

The Company reported net sales of $2,371,000, for the quarter ended September 30, 2004, an increase of 15% compared with $2,069,000 for the same quarter a year earlier. The Company also reported net earnings of $29,000 or $0.01 earnings per basic and diluted share for the quarter ended September 30, 2004, compared with net earnings of $222,000, or $0.04 earnings per basic and diluted share for the same quarter last year.

Stewart Wang, president and chief executive officer, said, "Comparing earnings to the same quarter and year to date last year, the decrease was attributable to the $663,000 gain from the sale of our former warehouse facility during the same quarter in 2003. As for overhead control, our quarterly selling, general and administrative expenses decreased 19% when compared to the average quarterly expenses during 2003. While market demand was slower than anticipated, caused by weakness in all of our end markets, we continued our efforts this quarter on reducing inventory and repayment of outstanding debt."

Wang continued, "Because of recent weakness experienced, our earnings may decrease near the break-even level for the year 2004, although we do expect business to improve in first half of 2005. To increase shareholder value, we'll continue to buy-back our stock in the open market. Our long-term growth strategy is to rely not only on the existing component fulfillment service, but also the value-added engineering service to support our existing small and medium size OEM customers in outsourcing their product design and manufacturing work offshore."

Taitron, based in Valencia, California, is the "Discrete Components Superstore". The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to other electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products.

Statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, factors such as general economic conditions, fluctuations in product demand and market acceptance, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, risks of foreign operations and other information detailed from time to time in the Company's reports filed or to be filed with the U.S. Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, the Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

                    Taitron Components Incorporated

            Condensed Consolidated Statements of Operations
           (Dollars in thousands, except per share amounts)

                         Three months ended      Nine months ended
                            September 30,           September 30,
                          2004        2003        2004        2003
                       ----------  ----------  ----------  ----------
                                        (Unaudited)

 Net sales             $    2,371  $    2,069  $    7,509  $    7,548
 Cost of goods sold         1,665       1,451       5,395       5,233
                       ----------  ----------  ----------  ----------
  Gross profit                706         618       2,114       2,315

 Selling, general and
  administrative
  expenses                    636         739       1,907       2,356
                       ----------  ----------  ----------  ----------
    Operating income
     (loss)                    70        (121)        207         (41)

 Gain on sale of assets        --         663          --         663
 Interest expense, net        (44)        (89)       (160)       (288)

 Other income (expense),
  net                           3         (11)         16          22
                       ----------  ----------  ----------  ----------
 Income before income
  taxes                        29         442          63         356

 Income tax provision          --         220          --         220
                       ----------  ----------  ----------  ----------
 Net income            $       29  $      222  $       63  $      136
                       ==========  ==========  ==========  ==========
 Net income per share:
  Basic                $     0.01  $     0.04  $     0.01  $     0.02
                       ==========  ==========  ==========  ==========
  Diluted              $     0.01  $     0.04  $     0.01  $     0.02
                       ==========  ==========  ==========  ==========
 Weighted average
  common shares
  outstanding:
   Basic                5,460,258   5,649,183   5,466,463   5,660,839
                       ==========  ==========  ==========  ==========
   Diluted              6,044,258   6,070,183   6,037,463   6,075,839
                       ==========  ==========  ==========  ==========

CONTACT:
Taitron Components Incorporated
Stewart Wang, CEO and President
Phone (661) 257-6060 / Fax (661) 294-1108